Investor Relations Contact:
Stephen P. Golden
Vice President, Investor Relations
sgolden@ironmountain.com
------------------------
(617) 535-2994

FOR IMMEDIATE RELEASE

           Iron Mountain Reports Second Quarter 2008 Financial Results

      o Revenue and OIBDA up 15% for Q2 driven by solid performance across business segments
      o Operating income increased 11% to $124 million; net income $0.18 per diluted share
      o Company announces positive revisions to full year guidance based on solid first half performance

BOSTON - July 31, 2008 - Iron Mountain Incorporated (NYSE: IRM), the global leader in information protection and storage services, today announced its financial results for the quarter ended June 30, 2008, reporting strong revenue and operating income before depreciation and amortization (OIBDA) growth and earnings of $0.18 per diluted share.

Iron Mountain posted strong year-over-year revenue growth of 15% in the second quarter supported by internal growth of 9%, with acquisitions and favorable foreign currency changes contributing approximately 6% to total growth. The Company drove strong revenue gains across its North American Physical, International Physical and Worldwide Digital business segments. Total revenue growth was highlighted by continued strength in service revenue growth, supported by international gains and strong performance in the digital business. OIBDA of $197 million for the quarter exceeded the Company's forecasted range reflecting benefits from strong revenue growth and a 17% year-over-year increase in gross profit. Net income for the quarter was $36 million, or $0.18 per diluted share, and capital expenditures were in line with Company expectations for the quarter.

"We are pleased with our strong second quarter results and solid first half performance. We're driving solid growth across our business, reflecting our team's focus on disciplined execution in servicing our customers," said Bob Brennan, President and CEO. "We continue to advance our growth strategy, reflected in solid growth in service revenues, expansion of our international business and strong performance in our developing digital business."

Key Financial Highlights - Q2 2008

Iron Mountain's total consolidated revenues for the quarter grew 15% over the prior year period to $769 million driven by solid internal growth of 9% and augmented by several acquisitions completed in 2007, most notably ArchivesOne, Inc., RMS Services - USA, Inc. and Stratify, Inc. Storage internal growth of 8% was as expected. Core service internal revenue growth of 9% was supported by continued strength in shredding services and strong performance in the physical data protection business. Complementary service revenues posted 9% internal growth highlighted by strength in digital services, physical data protection and recycled paper revenues. See Appendix A at the end of this press release for a presentation of Selected Financial Data.

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

Iron Mountain Reports Second Quarter 2008 Financial Results / Page 2

The Company posted a 17% increase in gross profits for the quarter driven primarily by strong revenue growth combined with real estate and productivity gains. Gross profit margin improved from 53.9% in the second quarter of 2007 to 54.9% in the second quarter of 2008 due to higher storage gross margins, increased recycled paper revenues and strength in the digital service businesses. These benefits more than offset the impact of the shift in revenue mix, as labor and transportation intensive services such as secure shredding and Document Management Solutions (DMS) grew faster than storage. OIBDA for the quarter grew 15% over the prior year period to $197 million, reflecting the Company's revenue performance and gross margin gains. Selling, general and administrative costs increased 20% in the quarter, ahead of revenue gains, reflecting impacts from integration of recent acquisitions and increased investments in security, new products and infrastructure enhancements initiated in 2007. The impact of these investments is expected to moderate later this year. See Appendix B at the end of this press release for a discussion of OIBDA and the required reconciliation to the appropriate GAAP measures.

Operating income for the second quarter of 2008 was $124 million, up 11% compared to the same period in 2007, as OIBDA gains were partially offset by increased depreciation and amortization expense, driven primarily by higher levels of capital expenditures in 2007 and acquisitions. Net income for the quarter was $36 million, or $0.18 per diluted share, including other expense, net of $4 million, or $0.01 per diluted share. The components of other expense, net, including the impact of foreign currency fluctuations are detailed in the table below.

The Company's effective tax rate for the quarter was 41.0%, including approximately 3% related to the net tax impact of discrete items, including the interest on its tax reserves. Based on the current view of its 2008 projected tax position, the Company expects its tax rate before the impact of any foreign currency rate fluctuations and other discrete items for 2008 to be approximately 38%. Included in the 38% rate for 2008 is approximately 2% resulting from the unbenefited net operating losses of certain start-up entities. Beyond 2008, we expect our tax rate before the impact of any foreign currency rate fluctuations and other discrete items to decrease over time to approximately 36%.

The Company's Free Cash Flow before Acquisitions and Discretionary Investments for the six months ended June 30, 2008 was $20 million reflecting higher capital expenditures as the higher 2007 year end accrual reversed into the first quarter and higher use of working capital compared to the same period in 2007. The use of working capital was driven by increased accounts receivable balances due to sales growth, and reductions in accounts payable and accrued expense balances due to the payment of annual bonuses, and the timing of normal payroll and accounts payable cycles relative to quarter end. See Appendix B at the end of this press release for a discussion of FCF and the required reconciliation to the appropriate GAAP measures.

Acquisitions

Iron Mountain's acquisition strategy focuses on acquiring attractive businesses that provide a strong platform for future growth by expanding the Company's geographic footprint and service offerings while enhancing its existing operations. Since the end of the first quarter, the Company completed two acquisitions, a records management business in North America and a DMS business in France, entered the Swiss market via a minority interest in a local records management business and acquired the remaining 29% minority interest in its Brazilian business. In addition, the Company divested itself of its North American commodity product sales business effective June 1, 2008. Consistent with its treatment of acquisitions, the Company will eliminate all revenues associated with its data products business from the calculation of its internal growth in 2008 and 2009. Adjusting for this divestiture had no impact on the Company's internal growth rates for its first quarter ended March 31, 2008.

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

Iron Mountain Reports Second Quarter 2008 Financial Results / Page 3

Financial Performance Outlook

Iron Mountain is issuing its financial performance outlook for the third quarter ending September 30, 2008 and making positive revisions to its outlook for the full year ending December 31, 2008. This guidance is based on current expectations and does not include the potential impact of any future acquisitions. For the full year, the Company is targeting 12% to 13% revenue growth and 11% to 14% OIBDA growth, performance consistent with its long-term financial goals. Please note that targeted OIBDA growth excludes current and prior year impacts from asset dispositions. The Company's outlook for the full year ending December 31, 2008 set forth below includes the $3 million loss on asset write-offs reported year-to-date 2008 (dollars in millions):

                                                                              Full Year Ending December 31, 2008
                                                                     ------------------------------------------------------
                                             Quarter Ending
                                           September 30, 2008               Previous                      Current
                                         ------------------------    ------------------------     -------------------------
                                            Low         High             Low         High             Low         High
                                         ----------- ------------    ------------ -----------     ------------ ------------
     Revenues                                $755         $775          $3,015      $3,080           $3,050       $3,090
     Operating Income                         119          129             474         499              478          498
     Depreciation & Amortization                   ~75                         ~292                          ~295

     Capital Expenditures                                                  440         480              440          480
     Internal Revenue Growth                                                7%          9%               7%           9%

Iron Mountain's conference call to discuss its second quarter 2008 financial results and third quarter and full year 2008 outlook will be held today at 11:00 a.m. Eastern Time. In order to further enhance the overall quality of its investor communications, the Company will simulcast the conference call on its Web site at www.ironmountain.com, the content of which is not part of this earnings release. A slide presentation providing summary financial and statistical information that will be discussed on the conference call will also be posted to the Web site and available for real-time viewing. The slide presentation and replays of the conference call will be available on the Web site for future reference.

About Iron Mountain

Iron Mountain Incorporated (NYSE:IRM) helps organizations around the world reduce the costs and risks associated with information protection and storage. The Company offers comprehensive records management and data protection solutions, along with the expertise and experience to address complex information challenges such as rising storage costs, litigation, regulatory compliance and disaster recovery. Founded in 1951, Iron Mountain is a trusted partner to more than 100,000 corporate clients throughout North America, Europe, Latin America and Asia Pacific. For more information, visit the Company's Web site at www.ironmountain.com.

                                    --more--

Iron Mountain Reports Second Quarter 2008 Financial Results / Page 4

Forward Looking Statements

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and federal securities laws, and is subject to the safe-harbor created by such Act. Forward-looking statements include our 2008 financial performance outlook and statements regarding our goals, beliefs, future growth strategies, investments, objectives, plans and current expectations. These statements involve known and unknown risks, uncertainties and other factors that may cause the actual results to be materially different from those contemplated in the forward-looking statements. Such factors include, but are not limited to: (i) the cost to comply with current and future legislation, regulations and customer demands relating to privacy issues; (ii) the impact of litigation that may arise in connection with incidents in which we fail to protect the Company's customers' information;
(iii) changes in the price for the Company's services relative to the cost of providing such services; (iv) changes in customer preferences and demand for the Company's services; (v) in the various digital businesses in which the Company is engaged, the cost of capital and technical requirements, demand for the Company's services or competition for customers; (vi) the Company's ability or inability to complete acquisitions on satisfactory terms and to integrate acquired companies efficiently; (vii) the cost or potential liabilities associated with real estate necessary for the Company's business; (viii) the performance of business partners upon whom the Company depends for technical assistance or management and acquisition expertise outside the United States;
(ix) changes in the political and economic environments in the countries in which the Company's international subsidiaries operate; (x) claims that the Company's technology violates the intellectual property rights of a third party;
(xi) other trends in competitive or economic conditions affecting Iron Mountain's financial condition or results of operations not presently contemplated; and (xii) other risks described more fully in the Company's most recently filed Annual Report on Form 10-K under "Item 1A. Risk Factors". Except as required by law, Iron Mountain undertakes no obligation to release publicly the result of any revision to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

                                   -- more --

Iron Mountain Reports Second Quarter 2008 Financial Results / Page 5

APPENDIX A

Selected Financial Data:

(dollars in millions, except per share data)       Q2/2007   Q2/2008   Inc (Dec)
                                                   -----------------------------
Revenues                                           $ 669      $ 769         15%

Gross Profit (excluding D&A)                       $ 361      $ 422         17%
Gross Margin %                                                 53.9%      54.9%

OIBDA                                              $ 172      $ 197         15%
OIBDA Margin %                                                 25.7%      25.6%

Operating Income                                   $ 111      $ 124         11%
Interest Expense, net                              $  61      $  60         (2)%

Net Income                                         $  39      $  36         (8)%
EPS - Diluted                                                 $0.19      $  0.18


Components of Other Income (Expense), net:

Foreign Currency Exchange Gains (Losses)           $   4      $  (4)
Insurance Related Gains                                3         --
Debt Extinguishment Charges                           (4)        --


                                                  Q2/2008       YTD/2008
                                                ------------  ------------
Components of Revenue Growth:

Storage internal growth rate                              8%            8%
Service internal growth rate                              9%            9%
                                                ------------  ------------

    Total internal growth rate                            9%            9%

Impact of acquisitions                                    4%            5%
Impact of foreign currency fluctuations                   3%            3%
                                                ------------  ------------

    Total revenue growth                                 15%           17%
                                                ------------  ------------
NOTE:  Column may not foot due to rounding.

APPENDIX B

Operating Income Before Depreciation and Amortization

Iron Mountain uses Operating Income Before Depreciation and Amortization ("OIBDA"), an integral part of its planning and reporting systems, to evaluate the operating performance of the consolidated business. The Company uses multiples of current and projected OIBDA in conjunction with its discounted cash flow models to determine its overall enterprise valuation and to evaluate acquisition targets. The Company believes OIBDA and OIBDA Margin provide current and potential investors with relevant and useful information regarding its ability to generate cash flow to support business investment and its ability to grow revenues faster than operating expenses. OIBDA is not a measurement of financial performance under accounting principles generally accepted in the United States, or GAAP, and should not be considered as a substitute for operating or net income or cash flows from operating activities (as determined in accordance with GAAP).
                                   -- more --

Iron Mountain Reports Second Quarter 2008 Financial Results / Page 6

Following is a reconciliation of operating income before depreciation and amortization to operating income and net income (in millions):

                                                                                    Three Months Ended         Six Months Ended
                                                                                         June 30,                  June 30,
                                                                                 ---------------------------------------------------
                                                                                     2007         2008         2007         2008
                                                                                 ------------ ------------ ------------ ------------
OIBDA (Operating Income Before Depreciation and Amortization)                          $ 172        $ 197        $ 328         $ 373
  Less:      Depreciation and Amortization                                                60           73          117           142
                                                                                       -----        -----        -----         -----

Operating Income                                                                       $ 111        $ 124        $ 211         $ 230

  Less: Interest Expense, net                                                             61           60          112           120
             Other Income (Expense), net                                                   3            3
                                                                                                                    (4)           11
             Provision for Income Taxes                                                   14           25           36            43
             Minority Interest                                                            --           --            1            --
                                                                                       -----        -----        -----         -----

Net Income                                                                             $  39        $  36        $  74         $  69
                                                                                       =====        =====        =====         =====

  NOTE:  Columns may not foot due to rounding.

Free Cash Flows Before Acquisitions and Discretionary Investments, or FCF

FCF is defined as Cash Flows From Operating Activities less capital expenditures (excluding real estate), net of proceeds from the sales of property and equipment and other, net, and additions to customer acquisition costs. Our management uses this measure when evaluating the operating performance and profitability of our consolidated business. FCF is a useful measure in determining our ability to generate cash flows in excess of our capital expenditures (both growth and maintenance) and our customer acquisition costs. As such, we believe this measure provides relevant and useful information to our current and potential investors. FCF should be considered in addition to, but not as a substitute for, other measures of financial performance reported in accordance with GAAP, such as cash flows from operating activities (as determined in accordance with GAAP).

Following is a reconciliation of Free Cash Flows Before Acquisitions and Discretionary Investments to Cash Flows from Operating Activities (in millions):


                                                                            Six Months Ended
                                                                                June 30,
                                                                       --------------------------
                                                                           2007           2008
                                                                       --------------------------
Free Cash Flows Before Acquisitions and Discretionary Investments          $ 59             $ 20
  Add:       Capital Expenditures (excluding real estate), net              139              163
             Additions to Customer Acquisition Costs                          9                7
                                                                       -----------     ----------
Cash Flows From Operating Activities                                       $207             $190
                                                                       ===========     ==========

  NOTE:  Columns may not foot due to rounding.

                                   -- more --

Iron Mountain Reports Second Quarter 2008 Financial Results / Page 7

                           IRON MOUNTAIN INCORPORATED
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                  (Amounts in Thousands except Per Share Data)
                                   (Unaudited)


                                                                              Three Months Ended             Six Months Ended
                                                                                   June 30,                       June 30,
                                                                            -------------------------------------------------------
                                                                             2007            2008            2007           2008
                                                                            -------------------------------------------------------
REVENUES:
   Storage                                                              $   368,679     $   416,195     $   720,844     $   820,512
   Service and Storage Material Sales                                       300,010         352,662         580,357         697,729
                                                                            -------         -------       ---------       ---------

      Total Revenues                                                        668,689         768,857       1,301,201       1,518,241

OPERATING EXPENSES:
   Cost of Sales (Excluding Depreciation and Amortization)                  307,963         346,971         602,968         694,722
   Selling, General and Administrative                                      188,845         225,932         369,350         448,160
   Depreciation and Amortization                                             60,290          72,907         117,462         142,437
    Loss (Gain) on Disposal / Writedown of Property, Plant and
            Equipment, Net                                                      357            (839)            394           2,706
                                                                            -------         -------       ---------       ---------
      Total Operating Expenses                                              557,455         644,971       1,090,174       1,288,025
                                                                            -------         -------       ---------       ---------

OPERATING INCOME                                                            111,234         123,886         211,027         230,216

INTEREST EXPENSE, NET                                                        61,222          59,757         119,776
                                                                                                                            111,557
OTHER (INCOME) EXPENSE, NET                                                  (3,235)          3,532         (10,958)         (2,503)
                                                                            -------         -------       ---------       ---------
      Income Before Provision for Income Taxes and Minority
         Interest                                                            53,247          60,597         110,428         112,943

PROVISION FOR INCOME TAXES
                                                                             14,024          24,859          36,107          43,131
MINORITY INTEREST IN EARNINGS OF SUBSIDIARIES, NET
                                                                                171            (148)            562             444
                                                                            -------         -------       ---------       ---------

      Net Income                                                        $    39,052     $    35,886     $    73,759     $    69,368

NET INCOME PER SHARE - BASIC                                            $      0.20     $      0.18     $      0.37     $      0.35
                                                                            =======         =======       =========       =========
NET INCOME PER SHARE - DILUTED                                          $      0.19     $      0.18     $      0.37     $      0.34
                                                                            =======         =======       =========       =========

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING - BASIC                          199,792         200,855         199,511         200,863
                                                                            =======         =======       =========       =========
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING - DILUTED                        201,742         203,038         201,579         203,229
                                                                            =======         =======       =========       =========

Operating Income before Depreciation and Amortization                   $   171,524     $   196,793     $   328,489     $   372,653
                                                                            =======         =======       =========       =========

                                   -- more --

 Iron Mountain Reports Second Quarter 2008 Financial Results / Page 8

                           IRON MOUNTAIN INCORPORATED
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                             (Amounts in Thousands)
                                   (Unaudited)

                                                        December 31,           June 30,
                                                            2007                 2008
                                                        -----------          -----------
ASSETS

CURRENT ASSETS:
   Cash and Cash Equivalents                            $   125,607          $   203,197
   Accounts Receivable (less allowances
      of $19,246 and $19,954, respectively)                 564,049              603,419
   Other Current Assets                                     132,740              148,533
                                                        -----------          -----------
         Total Current Assets                               822,396              955,149
                                                        -----------          -----------

PROPERTY, PLANT AND EQUIPMENT:
   Property, Plant and Equipment at Cost                  3,522,525            3,672,255
   Less: Accumulated Depreciation                        (1,186,564)          (1,300,916)
                                                        -----------          -----------
         Property, Plant and Equipment, net               2,335,961            2,371,339
                                                        -----------          -----------

OTHER ASSETS:
   Goodwill, net                                          2,574,292            2,583,428
   Other Non-current Assets, net                            575,272              598,694
                                                        -----------          -----------
         Total Other Assets                               3,149,564            3,182,122
                                                        -----------          -----------

         Total Assets                                   $ 6,307,921          $ 6,508,610
                                                        ===========          ===========

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
   Current Portion of Long-term Debt                    $    33,440          $    98,839
   Other Current Liabilities                                732,237              656,769
                                                        -----------          -----------
         Total Current Liabilities                          765,677              755,608

LONG-TERM DEBT, NET OF CURRENT PORTION                    3,232,848            3,318,950
OTHER LONG-TERM LIABILITIES                                 504,852              529,440

MINORITY INTERESTS                                            9,089                4,270

STOCKHOLDERS' EQUITY                                      1,795,455            1,900,342
                                                        -----------          -----------

         Total Liabilities and Stockholders' Equity     $ 6,307,921          $ 6,508,610
                                                        ===========          ===========

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